UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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PROSPERITY BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROSPERITY BANCSHARES, INC.

4295 San Felipe

Houston, Texas 77027

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, APRIL 15, 2003

Shareholders of Prosperity Bancshares, Inc.:

The 2003 Annual Meeting of Shareholders (the “Meeting”) of Prosperity Bancshares, Inc. (the “Company”) will be held at the main office of Prosperity Bank at 4295 San Felipe, Houston, Texas, on Tuesday, April 15, 2003, beginning at 10:00 a.m. (local time), for the following purposes:

1.	To elect (i) four (4) directors of Class II to serve on the Board of Directors of the Company until the Company’s 2006 annual meeting of shareholders and until their successors are duly elected and qualified, or until their earlier resignation or removal and (ii) one director of Class I to serve on the Board of Directors until the 2005 annual meeting of shareholders and until his successor is duly elected and qualified, or until his earlier resignation or removal;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the books and accounts of the Company for the year ending December 31, 2003; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on March 7, 2003 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting or at any adjournments thereof. A list of shareholders entitled to vote at the Meeting will be available for inspection by any shareholder at the offices of the Company during ordinary business hours for a period of at least ten days prior to the Meeting.

By order of the Board of Directors

Ned S. Holmes Chairman of the Board

Houston, Texas

March 14, 2003

Your Vote is Important. You are cordially invited and urged to attend the Meeting. Regardless of whether you plan to attend the Meeting, you are urged to complete, date and sign the enclosed proxy and return it in the accompanying envelope at your earliest convenience. No additional postage is necessary if the proxy is mailed in the United States. The proxy is revocable in the manner described in the proxy statement at any time before it is voted at the Meeting.

PROSPERITY BANCSHARES, INC.

4295 San Felipe

Houston, Texas 77027

March 14, 2003

PROXY STATEMENT

FOR

2003 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, APRIL 15, 2003

SOLICITATION, REVOCABILITY AND VOTING OF PROXIES

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Prosperity Bancshares, Inc. (the “Company”) for use at the 2003 Annual Meeting of Shareholders of the Company to be held at the Company’s principal executive offices at 4295 San Felipe, Houston, Texas, on Tuesday, April 15, 2003, beginning at 10:00 a.m. (local time), and any adjournments thereof (the “Meeting”) for the purposes set forth in this Proxy Statement and the accompanying Notice of 2003 Annual Meeting of Shareholders (“Notice of Meeting”). This Proxy Statement, the Notice of Meeting and the enclosed proxy will first be sent to shareholders on or about March 14, 2003.

Voting of Proxies

Shares represented at the Meeting by an executed and unrevoked proxy in the form enclosed will be voted in accordance with the instructions contained therein. If no instructions are given on an executed and returned form of proxy, the proxies intend to vote the shares represented thereby in favor of each of the proposals to be presented to and voted upon by the shareholders as set forth herein.

The Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may be properly taken, shares represented by an executed and unrevoked proxy received by the Board of Directors may be voted with respect thereto in accordance with the judgment of the proxies. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter presented at the Meeting for which advance notice was not received by the Company in accordance with the Company’s Amended and Restated Bylaws.

Revocability of Proxies

Any proxy given by a record shareholder may be revoked by such shareholder at any time before it is exercised by submitting to the Secretary of the Company a duly executed proxy bearing a later date, delivering to the Secretary of the Company a written notice of revocation, or attending the Meeting and voting in person. If you hold your shares in street name with a bank or broker, you must contact your bank or broker to revoke your proxy.

Solicitation

The cost of this solicitation of proxies is being borne by the Company. Solicitations will be made only by the use of the mail, except that, if deemed desirable, officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal calls, without being paid additional compensation for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the common stock, par value $1.00 per share, of the Company (the “Common Stock”) held of record by such persons, and the Company will reimburse them for their reasonable expenses incurred in this connection.

Annual Report

The Company’s Annual Report to Shareholders, including financial statements, for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission, accompanies but does not constitute part of this proxy statement.

VOTING SHARES AND VOTING RIGHTS

Only holders of record of Common Stock at the close of business on March 7, 2003 (the “Record Date”), are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. At that time, there were 18,923,483 shares of Common Stock outstanding, which is the only outstanding class of voting securities of the Company. A majority of the outstanding shares of Common Stock must be represented at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Each holder of Common Stock shall have one vote for each share of Common Stock registered, on the Record Date, in such holder’s name on the books of the Company.

Directors will be elected by a plurality of the votes cast in person or by proxy. Accordingly, the four Class II nominees and one Class I nominee receiving the highest number of votes cast by the holders of Common Stock will be elected. There will be no cumulative voting in the election of directors. A broker non-vote or a withholding of authority to vote with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented at the Meeting is required to approve the appointment of the auditors. Abstentions will have the effect of a vote against such matter. However, broker non-votes will be deemed shares not present to vote on such matters and will not count as votes for or against the proposal and will not be included in calculating the number of votes necessary for approval of such matter. A broker non-vote occurs if a broker or other nominee of shares does not have discretionary authority to vote the shares and has not received voting instructions with respect to a particular matter.

ELECTION OF DIRECTORS

Election Procedures; Term of Office

The Board of Directors currently consists of thirteen directors. In accordance with the Company’s Amended and Restated Bylaws, members of the Board of Directors are divided into three classes, Class I, Class II and Class III. The members of each class are elected for a term of office to expire at the third succeeding annual meeting of shareholders following their election. The term of office of the current Class II directors expires at the Meeting. Harry Bayne, an existing Class II director, is retiring from the Board. Due in part to the resignation of a Class I and the retirement of a Class II director, the Board is recommending and, to a limited extent, reconstituting, Class II and Class III so that the classes will be as nearly equal in number as possible. Accordingly, Charles J. Howard, M.D., who joined the Board of Directors in September 2002 as a Class III director has been nominated as a Class II director. If the four nominees for Class II director and one nominee for Class I director are elected at the Meeting, the composition of the three classes of directors will be four Class I directors, four Class II directors and four Class III directors.

The Board of Directors has nominated James A. Bouligny, Charles J. Howard, M.D., Robert Steelhammer and H. E. Timanus, Jr. to fill the four expiring Class II director positions. Messrs. Bouligny, Steelhammer and Timanus are currently serving as Class II directors.

William H. Fagan, M.D., who joined the Board of Directors in September 2002 has been nominated as a Class I director. Mr. Fagan currently serves as a Class I director. The terms of the Class III and Class I directors expire at the annual meeting of shareholders in 2004 and 2005, respectively. The four Class II nominees, if elected at the Meeting, will serve until the annual meeting of shareholders in 2006.

The four Class II nominees and one Class I nominee receiving the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting will be elected. Unless the authority to vote for the election of directors is withheld as to one or more of the nominees, all shares of Common Stock represented by proxy will be voted FOR the election of the nominees. If the authority to vote for the election of directors is withheld as to one or more but not all of the nominees, all shares of Common Stock represented by any such proxy will be voted FOR the election of the nominee or nominees, as the case may be, as to whom such authority is not withheld.

If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board of Directors. All of the nominees have consented to being named herein and to serve if elected.

Any director vacancy occurring after the election may be filled only by a majority vote of the remaining directors, even if less than a quorum of the Board of Directors. A director elected to fill a vacancy will be elected for the unexpired portion of the term of his predecessor in office.

Nominees for Election

The following table sets forth certain information with respect to each nominee for election as a director of the Company:

Name	Positions with the Company and Prosperity Bank (the “Bank”)	Age
James A. Bouligny	Class II Director of the Company	67

William H. Fagan, M.D.	Class I Director of the Company	73

Charles J. Howard, M.D.	Class II Director of the Company	68

Robert Steelhammer	Class II Director of the Company	62

H. E. Timanus, Jr.	Class II Director, Executive Vice President and Chief Operating Officer of the Company; Director, President and Chief Operating Officer of the Bank	58

James A. Bouligny. Mr. Bouligny has been a director of the Company since 1991. Mr. Bouligny has been a named partner in the El Campo law firm of Duckett, Bouligny & Collins, LLP for more than the past five years. Mr. Bouligny received a Bachelor of Business Administration degree and a Juris Doctor degree from the University of Texas. Mr. Bouligny’s civic activities include a 24 year tenure as a member of the Board of Directors of Wharton County Junior College and a 17 year tenure as City Attorney for El Campo, Texas. He is currently a member of the MG and Lillie Johnson Foundation.

William H. Fagan, M.D. Dr. Fagan was appointed a director of the Company in September 2002. Dr. Fagan is an investor who had served as a director of Paradigm Bancorporation, Inc. from 1996 until its merger with the Company on September 1, 2002. He served on the board of Paradigm Bank Texas since its formation in 1980. From 1965 to 1980, Dr. Fagan served on the board of directors of Channelview State Bank, which later changed its name to Prime Bank.

Charles J. Howard, M.D. Dr. Howard was appointed a director of the Company in September 2002. Dr. Howard is an investor who had been Chairman of the Board of Paradigm Bancorporation, Inc. from 1996 until its merger with the Company on September 1, 2002. He served on the board of Paradigm Bank Texas since its formation in 1980. Dr. Howard has served as a director of Vail Valley Medical Center since 1985, and was chairman of that board from 1992 to 1996.

Robert Steelhammer. Mr. Steelhammer has been a director of the Company since its inception. Mr. Steelhammer has been a named partner with Steelhammer & Miller, P.C. in Houston for more than the past five years. He received a Bachelor of Science degree from the University of Texas and a Juris Doctor degree from South Texas College of Law. He is a member of the State Bar of Texas, a registered professional engineer for the State of Texas and a member of the American Institute of Chemical Engineers.

H. E. Timanus, Jr. Mr. Timanus became a director and Executive Vice President and Chief Operating Officer of the Company and a director and President and Chief Operating Officer of the Bank on February 23, 2001. Prior to this, from 1986 to 2001, Mr. Timanus served as President and Chief Executive Officer of Commercial and from 1988 to 2001, he served as Chief Executive Officer and Chairman of Heritage Bank. Mr. Timanus also serves as a director of Financial Federal Corporation, a financial services company listed on the New York Stock Exchange. Mr. Timanus was born in Houston, Texas.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE FOR ELECTION TO THE BOARD OF DIRECTORS.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the Company’s Class I and Class III directors, whose terms of office do not expire at the Meeting, and executive officers of the Company:

Name	Age	Positions with the Company and the Bank
Charles A. Davis, Jr.	69	Class III Director of the Company

David Hollaway	47	Chief Financial Officer of the Company; Senior Vice President and Chief Financial Officer of the Bank

Ned S. Holmes	58	Class III Director and Chairman of the Board of the Company

Perry Mueller, Jr., D.D.S.	69	Class I Director of the Company

A. Virgil Pace, Jr.	79	Class I Director of the Company

Tracy T. Rudolph	63	Class III Director of the Company; Director of the Bank

James D. Rollins III	44	Senior Vice President/Investor Relations of the Company; Executive Vice President of the Bank

Harrison Stafford II	61	Class I Director of the Company

David Zalman	46	Class III Director, President and Chief Executive Officer of the Company; Director, Chairman of the Board and Chief Executive Officer of the Bank

Charles A. Davis, Jr. Mr. Davis became a director of the Company on February 23, 2001. From 1983 to 2001, Mr. Davis served as a director of Commercial and from 1974 to 2001 he served as a director of Heritage Bank (previously known as Wharton Bank & Trust). Mr. Davis was born in Wharton, Texas and is affiliated with Wharton Turf Grass, Inc. Mr. Davis has been a member of the Gulf Coast Medical Foundation since 1980 and has served as Treasurer since 1983. He has also served as Treasurer of the Wharton County Historical Museum since 1990.

David Hollaway. Mr. Hollaway has been Senior Vice President and Chief Financial Officer of the Bank since 1992 and served as Treasurer of the Company from 1993 to 1999. He became Chief Financial Officer of the Company in 1998. From 1990 to 1992, Mr. Hollaway worked for the Resolution Trust Corporation in its Gulf Coast Consolidated Office in Houston. From 1988 to 1990, he worked as the Cost Accounting Manager of San Jacinto Savings Association in Bellaire, Texas. From 1981 to 1988, Mr. Hollaway was Vice President-Auditor of South Main Bank in Houston. Mr. Hollaway is a Certified Public Accountant.

Ned S. Holmes. Mr. Holmes became Chairman of the Board of the Company on February 23, 2001. Prior to the merger of Commercial Bancshares, Inc. into the Company, he served as Chairman of the Board of Commercial since 1991 and as a director of Commercial since 1986. Mr. Holmes was born in Houston, Texas and served as the President of Commercial from 1979 to 1986. In 1991, Mr. Holmes was named Senior Chairman of the Board of Heritage Bank. From 1980 through the present, Mr. Holmes has served as Chairman of the Board and President of Parkway Investments/Texas, Inc. and managed his Houston-based real estate assets, the San Diego

Princess Hotel and other special real estate projects. Mr. Holmes is Chairman of the Board of P&O Ports North America, Inc. and is affiliated with NH-5, Inc., Ned S. Holmes Investments, Inc., Laing Properties, Inc. and Bovis Homes, Inc. P&O Ports North America, Inc., Parkway Investments/Texas, Inc., Bovis Homes, Inc. and Laing Properties, Inc. are each wholly-owned subsidiaries of P&O Steam Navigation Co., a London stock exchange company. He also serves as a director of Archstone-Smith Trust, a real estate investment trust which is listed on the New York Stock Exchange. Mr. Holmes is the Chairman Emeritus of The Port of Houston Authority and former Chairman of the Greater Houston Partnership. Mr. Holmes also serves as a director of the Memorial Hermann Hospital System and the Baylor College of Medicine.

Perry Mueller, Jr., D.D.S. Dr. Mueller was appointed a director of the Company in November 2001. Dr. Mueller, a dentist, has been in private practice in Lake Jackson, Texas for over 40 years. He has served as Vice Chairman of the Board of First National Bank in Lake Jackson, Texas from 1963 until May 2002. Dr. Mueller is a founder of the Brazosport Day Care Center, a member of Optimist International, a past officer of the Kiwanas Club and has served as a dental missionary in Haiti, Africa, Mexico and South Korea. Mr. Mueller is the father-in-law of David Zalman.

A. Virgil Pace, Jr. Mr. Pace became a director of the Company upon the completion of the merger of the Company and Commercial Bancshares, Inc. on February 23, 2001. Prior to this, Mr. Pace served as a director of Commercial from 1979. Mr. Pace is a retired banker and was born in Houston, Texas.

James D. Rollins III. Mr. Rollins was appointed a Senior Vice President of the Company in 2001 and Executive Vice President of the Bank in 2002. He is responsible for the Company’s Investor Relations function. He previously served as the President of the Matagorda Banking Centers of the Bank from 1994 to 2002. From 1983 to 1994, Mr. Rollins worked for First State Bank and Trust Company in Port Lavaca and Bay City, Texas. Mr. Rollins received a Bachelor of Business Administration from the University of Texas at Austin and is a graduate of the Southwestern School of Banking at Southern Methodist University.

Tracy T. Rudolph. Mr. Rudolph, a director of the Company, founded the Company in 1983 and served as Chairman of the Board from its inception until February of 2001. From 1980 to 1986, Mr. Rudolph was Chairman and Chief Executive Officer of South Main Bank in Houston. Prior to that, he worked at Town & Country Bank in Houston from 1972 to 1980, where he became President and Chief Executive Officer prior to that bank’s acquisition by Allied Bancshares, Inc. Mr. Rudolph has over 35 years of commercial banking experience.

Harrison Stafford II. Mr. Stafford became a director of the Company in April 2000. He has served as the County Judge for Jackson County, Texas since January 1991. He also served as Jackson County Auditor from 1972 to 1990. Mr. Stafford currently serves as Director of the Jackson County United Way, Director of the Jackson County 100 Club, Director of the Texas Association of Counties Risk Management Fund, Chairman of the Lavaca Regional Water Planning Group, Director of the Gulf Bend MHMR and Treasurer of the Texana Museum and Library Association.

David Zalman. Mr. Zalman joined the Bank as President in 1986 and became Chairman of the Board and Chief Executive Officer in 2001. Mr. Zalman became a director and Vice President/Secretary of the Company in 1987, President in 2000 and President and Chief Executive Officer in 2001. From 1978 to 1986, Mr. Zalman was employed by Commercial State Bank in El Campo, beginning as cashier and rising to become Chief Executive Officer. Mr. Zalman received a Bachelor of Business Administration degree in Finance and Marketing from the University of Texas in 1978. He has served as a member of the El Campo City Council, the Edna Rotary Club and the El Campo Lion’s Club and as president of the West Wharton County United Way. Mr. Zalman is the son-in-law of Perry Mueller, Jr.

Each officer of the Company is elected by the Board of Directors of the Company and holds office until his successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Meetings and Committees of the Board of Directors

The Board of Directors of the Company held four meetings during 2002. There was no director who attended less than 75% of the aggregate of the (i) total number of meetings of the Board and (ii) total number of meetings held by committees on which he served.

The Company’s Board of Directors has four committees, the Audit, Compensation, Corporate Governance and Nominating Committees, which are described below.

Audit Committee. The primary purpose of the Audit Committee is to provide independent and objective oversight with respect to the Company’s financial reports and other financial information provided to shareholders and others, the Company’s internal controls and the Company’s audit, accounting and financial reporting processes generally. The Audit Committee reports to the Board of Directors concerning such matters. The Company’s Board of Directors has adopted a written charter for the Audit Committee, a copy of which was included as Appendix A to the Company’s Proxy Statement for the 2001 Annual Meeting of Shareholders. The Audit Committee held six meetings during 2002. In addition, the Chairman, representing the Audit Committee, reviewed and discussed with management and the independent auditors the Company’s quarterly financial results prior to the release of earnings, and the quarterly financial statements prior to the filing of the Company’s Quarterly Reports on Form 10-Q.

The Audit Committee is comprised of James A. Bouligny, Harrison Stafford II and Robert Steelhammer, each of whom is an independent director of the Company as defined in Rule 4200(a)(14) of the listing standards of the National Association of Securities Dealers.

Compensation Committee. The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of the Company’s executive officers and is responsible for the establishment of policies dealing with various compensation and employee benefit matters. The Compensation Committee also administers the Company’s stock option plans and makes recommendations to the Board of Directors as to option grants to Company and Bank employees under such plans. The Compensation Committee currently consists of James A. Bouligny, Charles A. Davis, Jr., Ned S. Holmes and Harrison Stafford II, each of whom is an outside director. The Compensation Committee held two meetings during 2002 to review such compensation and employee benefit matters.

Corporate Governance Committee. In January 2003, the Company established a Corporate Governance Committee. The members of the committee include James A. Bouligny, Charles J. Howard, M.D., Tracy T. Rudolph and Robert Steelhammer. The Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning the function and needs of the Board, including:

•	review and recommend policies applicable to the Board;

•	consider questions of possible conflicts of interest of directors and executive officers;

•	regularly review issues and developments related to corporate governance and recommend corporate governance standards to the Board;

•	administer and oversee compliance with the Company’s Code of Ethics;

•	establish and review responsibilities of key Board committees, director compensation and director orientation and continuing education and make recommendations to the Board; and

•	solicit input from the directors and, on an annual basis, conduct a review of the effectiveness of the operation of the Board and its committees.

Nominating Committee. In January 2003, the Company also established a Nominating Committee. The Nominating Committee is responsible for making recommendations to the Board regarding the membership of the Board, including (i) recommending to the Board the slate of director nominees for election at the annual meeting of shareholders, (ii) considering, recommending and recruiting candidates to fill any vacancies or new positions on the Board, (iii) establishing criteria for selecting new directors and (iv) reviewing the backgrounds and qualifications of possible candidates for director positions. The Nominating Committee consists of Charles A. Davis, Jr., William H. Fagan, M.D., Ned S. Holmes and Perry Mueller, Jr.

Employment Agreements

David Zalman entered into an employment agreement with the Bank in January 1998 and H.E. Timanus, Jr. entered into an employment agreement with the Bank in February 2001. Each agreement is for an initial term of three years and automatically renews each year thereafter unless terminated in accordance with its terms. The employment agreements provide that if the employee is terminated without cause (including constructive termination) or if a change in control of the Company occurs, the employee shall be entitled to receive from the Company a lump sum payment equal to three years’ base salary. The employment agreements do not contain non-compete restrictions. The employees have the power to terminate the employment agreements upon 30 days prior notice.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of James A. Bouligny, Charles Davis, Jr., Ned S. Holmes, Harrison Stafford II, each of whom is an outside director. During 2002, no member of the Compensation Committee was an officer or employee of the Company or the Bank and no member has formerly served as an officer of the Company or the Bank. Ned S. Holmes serves as Chairman of the Board of the Company and receives the same fees as all of the other Company’s directors as compensation for his services as such.

Director Compensation

Directors of the Company receive a $1,660 fee for each meeting of the Company’s Board of Directors attended and no fees for each committee meeting attended. Directors of the Bank receive a $500 fee for each meeting of the Bank’s Board of Directors attended and a $300 fee for each committee meeting attended, but only if such committee meeting is held at a different time from the board meeting.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s President and Chief Executive Officer and the other three most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) (the “Named Executive Officers”) for each of the three fiscal years ended December 31, 2002:

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary(1)	Bonus	Securities Underlying Options	All Other Compensation
David Zalman	2002	$301,250	$266,000	30,000	$9,430	(2)
President and Chief Executive Officer of the Company;	2001	275,000	65,000	—	8,970
President of the Bank	2000	270,833	25,000		8,722
H. E. Timanus, Jr.(3)	2002	257,876	227,148	30,000	7,003	(4)
Executive Vice President	2001	236,375	50,000	—	6,880
and Chief Operating Officer	2000	—	—		—
David Hollaway	2002	116,250	50,000	—	5,500	(5)
Chief Financial Officer	2001	100,000	15,000	—	5,100
	2000	82,500	7,000		5,100
James D. Rollins III	2002	120,063	50,000	20,000	5,500	(6)
Senior Vice President	2001	94,375	15,000		5,250
	2000	83,750	7,000		5,250

(1)	Does not include amounts attributable to miscellaneous benefits received by executive officers. In the opinion of management of the Company, the costs to the Company of providing such benefits to any individual executive officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the officer.

(2)	Consists of matching contributions by the Company to the Company’s 401(k) Profit Sharing Plan of $5,500, $5,250 and $5,250 in 2002, 2001 and 2000, respectively, and premiums paid by the Company on two life insurance policies for the benefit of Mr. Zalman.

(3)	Mr. Timanus joined the Company in February 2001.

(4)	Consists of matching contributions by the Company to the 401(k) Plan of $5,500 and $5,280 in 2002 and 2001, respectively, and premiums paid by the Company on two insurance policies for the benefit of Mr. Timanus.

(5)	Consists of matching contributions by the Company to the 401(k) Plan.

(6)	Consists of matching contributions by the Company to the 401(k) Plan.

Option Grants in Last Fiscal Year

The following table sets forth certain information concerning option grants to each of the Named Executive Officers for the year ended December 31, 2002, adjusted to reflect the 2-for-1 stock split effective on May 31, 2002:

OPTION GRANTS IN YEAR ENDED DECEMBER 31, 2002

	Individual Grants (1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year (2)	Exercise or Base Price ($/Share)	Expiration Date
					5%	10%
David Hollaway	—	—%	$—	—	$—	$—
James D. Rollins III	20,000	7.88	$16.895	4/17/12	212,503	538,526
H. E. Timanus, Jr.	30,000	11.81	$16.895	4/17/12	318,755	807,788
David Zalman	30,000	11.81	$16.895	4/17/12	318,755	807,788

(1)	All stock option grants reported in this table were awarded at the fair market value of the shares of our common stock at the date of award.

(2)	Options to purchase 254,000 shares of common stock were granted to the Company’s employees during the year ended December 31, 2002.

(3)	These amounts represent certain assumed rates of appreciation based on the actual option term and annual compounding from the date of the grant. Actual gains, if any, on stock option exercises and common stock holdings are dependent on future performance of the Company’s Common Stock and overall stock market conditions. There can be no assurance that the stock appreciation amounts reflected in this table will be achieved.

Stock Options Exercises and Fiscal Year-End Option Values

The following table sets forth certain information concerning option exercises during the year ended December 31, 2002 and any value realized thereon by the Named Executive Officers, and the number and value of unexercised options held by such executive officers at December 31, 2002, adjusted to reflect the 2-for-1 stock split effective on May 31, 2002:

	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the Money Options at December 31, 2002(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
David Hollaway	56,000	$570,850	—	24,000	$—	$403,170
James D. Rollins III	—	—	21,000	43,000	330,125	397,475
H. E. Timanus, Jr.	—	—	—	30,000	—	63,150
David Zalman	9,200	109,699	—	30,000	—	63,150

(1)	The “value realized” represents the difference between the exercise price of the option shares and the market price of the option shares on the date of exercise without considering any taxes which may have been owed.

(2)	The value is based on $19.00 per share, which was the closing sale price of the Common Stock reported on the Nasdaq Stock Market on December 31, 2002.

Stock Option Plans

As of the Record Date, the Company has outstanding options to purchase 233,000 shares of Common Stock issued pursuant to a stock option plan approved by the shareholders in 1995 (the “1995 Plan”) for officers and directors, 62,000 of which were exercisable as of such date. Under the 1995 Plan, in most cases, the options vest ratably over a ten year period beginning on the date of the grant; however, pursuant to the Incentive Stock Option Agreement (“Agreement”) signed by each optionee prior to 1999, no options may be exercised until the optionee has completed five years of employment with the Company after the date of the grant. Notwithstanding the Agreement, the 1995 Plan provides that the Board of Directors may in its sole discretion accelerate the time at which any option may be exercised. In 2002, the Company did not grant any options under the 1995 Plan. Options to purchase an additional 20,000 shares are available for issuance under the 1995 Plan.

The Company’s Board of Directors and shareholders approved a second stock option plan in 1998 (the “1998 Plan”) which authorizes the issuance of up to 920,000 shares of Common Stock, adjusted to reflect the 2-for-1 stock split effective on May 31, 2002, under both “non-qualified” and “incentive” stock options to employees and “non-qualified” stock options to directors who are not employees. Options under the 1998 Plan generally must be exercised within 10 years following the date of grant or no later than three months after optionee’s termination with the Company, if earlier. The 1998 Plan also provides for the granting of restricted stock awards, stock appreciation rights, phantom stock awards and performance awards on substantially similar terms. Options to purchase 399,000 shares of Common Stock are outstanding under the 1998 Plan.

On February 23, 2001, the Company completed its merger with Commercial Bancshares, Inc. The options to purchase shares of Commercial common stock which were outstanding at the effective time of the merger were converted into options to purchase 26,660 shares of the Company’s Common Stock at exercise prices ranging from $0.725 to $5.16 per share. The converted options are governed by the original plans under which they were issued. There are currently 2,480 options outstanding under these plans.

On September 1, 2002, the Company completed its merger with Paradigm Bancorporation, Inc. The options to purchase shares of Paradigm common stock which were outstanding at the effective time of the merger were converted into options to purchase 34,673 shares of the Company’s Common Stock at exercise prices ranging from $8.28 to $11.50 per share. The converted options are governed by the original plans under which they were issued. There are currently 22,066 options outstanding under these plans.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following is a report from the Compensation Committee of the Company describing the policies pursuant to which compensation was paid to executive officers of the Company and the Bank during 2002.

The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies. James A. Bouligny, Charles Davis, Jr., Ned S. Holmes and Harrison Stafford II serve on the Compensation Committee. The Compensation Committee prepares a report which sets forth the components of the Company’s executive officer compensation program and describes the basis on which the 2002 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company and the Bank.

Compensation Philosophy and Base Salary

The Company believes that compensation of its executive officers should enhance and reinforce the goals of the Company for profitable growth and continuation of a sound overall condition by providing key employees with additional financial rewards for the attainment of such growth and stable financial and operating conditions. The Compensation Committee believes that these goals are best supported by rewarding individuals for outstanding contributions to the Company’s success and by compensating its executive officers competitively with the compensation of similarly situated executive officers.

The Compensation Committee establishes base salary levels for each executive officer by comparison to competitive salary levels for the similar executive officer job functions at banks and bank holding companies of similar size in the Company’s market areas. This is not the same group used for comparison purposes in the

Company’s performance graph. Base salaries approximate the median level of such competitive rates and are adjusted based on factors such as individual experience, individual performance, individual potential, cost of living considerations and specific issues particular to the Company as well as the Compensation Committee’s subjective judgment. Executive officer base salaries are considered by the Compensation Committee to be competitive and in the median range of comparative salaries.

Contributory Profit Sharing Plan

In addition, each of the executive officers are participants in the Company’s contributory profit sharing plan established pursuant to Internal Revenue Code Section 401(k) covering substantially all employees. Under the 401(k) Plan, the Company may make matching contributions in its discretion. Currently, the Company matches 50% of an employee’s contributions to the plan, including contributions by the Named Executive Officers, up to 15% of compensation, not to exceed the annual IRS contribution limit, excluding catch-up contributions.

Stock Options

Stock options have been the Company’s primary form of long-term incentive compensation. As of February 28, 2003, there were 656,546 options outstanding under the Company’s stock option plans, 148,000 of which are held by executive officers of the Company. During 2002, options to acquire 80,000 shares of Common Stock were granted to executive officers of the Company.

The Compensation Committee will continue to monitor the base salary levels and the various incentives of the executive offices to ensure that overall compensation is consistent with the Company’s objectives and competitiveness in the marketplace.

2002 Compensation of the President and Chief Executive Officer

In reviewing the 2002 compensation of David Zalman, the Company’s President and Chief Executive Officer, the Compensation Committee undertook the same evaluation set forth above with respect to executive officers. In addition, the Compensation Committee reviewed his compensation history, executive compensation survey data and comparative performance information. Upon recommendation by the Compensation Committee, the Board of Directors of the Bank set Mr. Zalman’s salary for 2002 at $310,000, effective April 2002. In addition, in recognition of both Mr. Zalman’s and the Company’s performance in 2002, the Compensation Committee recommended and the Board of Directors approved a bonus for 2002 of $266,600 based on the Company’s earnings through December 31, 2002. The amount contributed by the Company to the 401(k) plan for the benefit of Mr. Zalman in fiscal year 2002 was $5,500. In addition, Mr. Zalman was granted options to acquire 30,000 shares of the Company’s Common Stock. The Compensation Committee believes that Mr. Zalman’s total compensation is reasonable and competitive based on comparative performance information and the overall performance of the Company.

The Compensation Committee

James A. Bouligny

Charles Davis, Jr.

Ned S. Holmes

Harrison Stafford II

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filing.

In accordance with its written charter adopted by the Company’s Board of Directors, the Company’s Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal 2002, the Chairman of the Audit Committee, as representative of the Audit Committee, reviewed the interim financial information contained in the quarterly earnings announcements with the Chief Financial Officer and the independent auditors before public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee (i) obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” (ii) discussed with the auditors any relationships that may impact their objectivity and independence and (iii) satisfied itself as to the auditor’s independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the internal and external audit examinations.

The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2002, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included In its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder ratification, of the independent auditors and the Board concurred in such recommendation.

The Audit Committee

Harrison Stafford II, Chairman

James A. Bouligny

Robert Steelhammer

PRINCIPAL ACCOUNTING FIRM FEES

Audit Fees

The aggregate fees billed to the Company for professional services rendered by Deloitte & Touche LLP in connection with the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2002 and limited reviews of the Company’s unaudited consolidated interim financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal year ending December 31, 2002 were $142,500.

Financial Information Systems Design and Implementation Fees

During the year ended December 31, 2002, Deloitte & Touche did not render any professional services to the Company in connection with the design and implementation of financial information systems.

All Other Fees

In addition to the fees described above, the aggregate fees billed to the Company for services in connection with a registration statement and accounting consultations rendered by Deloitte & Touche LLP during the year ended December 31, 2002 were $22,500. The Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining the independence of Deloitte & Touche LLP.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In connection with the merger of Commercial Bancshares, Inc. with and into Prosperity in February 2001, the Company granted to Ned S. Holmes, the Company’s Chairman of the Board, the right to request that the Company register the resale of the 2,050,340 shares of Common Stock (adjusted for the 2-for-1 stock split) over which Mr. Holmes had voting or investment control as of the date the merger was effective. Pursuant to the Agreement and Plan of Reorganization dated as of November 8, 2000 by and between the Company and Commercial, Mr. Holmes has the right to request that Prosperity file a continuous or “shelf” registration statement to register such shares. The Company is obligated to pay all costs in connection with such registration statement and is required to maintain the effectiveness of any such registration statement for a period of two years. This registration right is not effective until the earlier of (i) the date Mr. Holmes no longer serves as either an officer or director of the Company or (ii) three years from February 23, 2001, the date of consummation of the merger.

Many of the directors, executive officers and principal shareholders of the Company and the Bank (i.e., those who own 10% or more of the Common Stock) and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Bank. During 2002, the Bank made loans in the ordinary course of business to many of the directors, executive officers and principal shareholders of the Company and the Bank and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors, executive officers and principal shareholders of the Company are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Bank to executive officers, directors and principal shareholders of the Company and the Bank satisfy the foregoing standards. As of December 31, 2002, all of such loans aggregated $9.9 million which was approximately 8.78% of the Company’s Tier 1 capital at such date. The Company expects the Bank to have such transactions or transactions on a similar basis with the directors, executive officers and principal shareholders of the Company and the Bank and their associates in the future.

The Bank leases 3,552 square feet for its Waugh Drive Banking Center in Houston, Texas from Parkway Investment Partners, L.P. Ned S. Holmes, the Company’s Chairman of the Board, is the Chairman and President of Parkway Investments/Texas, Inc., the sole general partner of Parkway Investment Partners, L.P. The lease is for a term of ten years and expires in February 2011, not including any optional renewal periods. The monthly rental payments for 2002 were approximately $5,700, subject to annual increases, and excluding the Bank’s pro rata share of maintenance and operating expenses.

The Bank leases 2,604 square feet from Cypress Trails Plaza, Ltd. (“Cypress Trails”), which houses the Bank’s Note Department. William H. Fagan, M.D., a director of the Company, is a partner in Cypress Trails and Charles J. Howard, M.D., a director of the Company, is general partner of Cypress Trails. The lease expires in June 2005, not including any optional renewal periods. The Bank also leases 1,090 square feet from Northwoods Professional Building (“Northwoods”) in Northwest Houston, which previously housed a location of Paradigm Bank Texas. This location was closed following completion of the acquisition of Paradigm. Drs. Fagan and Howard are partners of Northwoods. The lease expires in May 2003. The aggregate rental payments in 2002 to Cypress Trails and Northwoods were approximately $28,600 and $17,760, respectively (including payments made by Paradigm Bank Texas prior to the acquisition), and excluding the Bank’s pro rata share of maintenance and operating expenses.

Drs. Fagan and Howard are also part owners of Fivepoint Management, Inc., which performs housekeeping and maintenance services for the Woodcreek Banking Center in Houston, Texas. The aggregate payments for these services in 2002 were approximately $18,850.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY

MANAGEMENT OF THE COMPANY AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company Common Stock as of the March 1, 2003, adjusted to reflect the 2-for-1 stock split effective on May 31, 2002, by (i) directors and Named Executive Officers of the Company, (ii) each person who is known by the Company to own beneficially 5% or more of the Common Stock and (iii) all directors and Named Executive Officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Prosperity believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of the Company.

Name	Number of Shares		Percentage Beneficially Owned(1)
Harry Bayne	189,418		1.00%
James A. Bouligny	316,012		1.67
Charles A. Davis, Jr.	71,920		*
William H. Fagan, M.D.	906,771	(2)	4.79
David Holloway	60,929	(3)	*
Ned S. Holmes	1,676,529	(4)	8.86
Charles J. Howard, M.D.	442,130	(5)	2.34
Perry Mueller, Jr., D.D.S	385,101	(6)	2.04
A. Virgil Pace, Jr.	97,780		*
James D. Rollins III	63,872	(7)	*
Tracy T. Rudolph	143,214	(8)	*
Harrison Stafford II	299,450	(9)	1.58
Robert Steelhammer	252,820	(10)	1.34
H. E. Timanus, Jr.	505,720	(11)	2.67
David Zalman	754,716	(12)	3.99
Directors and Executive Officers as a Group (13 persons)	6,166,386		32.55%

*	Indicates ownership which does not exceed 1.0%.

(1)	The percentage beneficially owned was calculated based on 18,923,483 shares of Common Stock issued and outstanding as of March 1, 2003. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Common Stock held by such shareholder or group and exercisable within 60 days.

(2)	Includes 80,982 held of record by Dr. Fagan’s spouse.

(3)	Includes 929 shares held of record by the Company’s 401(k) Plan as custodian for the wife of Mr. Hollaway.

(4)	Includes 565,070 shares held of record by HF Properties, Ltd. of which Mr. Holmes is managing partner, 64,680 shares held of record by Mr. Holmes as custodian for Erin E. Holmes, 57,970 shares held of record by Mr. Holmes as custodian for Allison S. Holmes, 269,729 shares held of record by the Ned S. Holmes Profit Sharing Plan, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 27,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee, 27,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee and 1,650 shares held of record by the Downie 1998 Children’s Trust, of which Mr. Holmes is trustee.

(5)	Includes 40,629 shares held of record by Dr. Howard’s spouse.

(6)	Includes 322,352 shares held of record by an IRA account, 54,367 shares held of record in a special trust, of which Dr. Mueller is the trustee and 2,979 shares held of record by Dr. Mueller’s wife. Dr. Mueller expressly disclaims beneficial ownership of the 2,979 shares held of record by his spouse.

(7)	Includes 18,368 shares held of record by the Company’s 401(k) Plan as custodian for Mr. Rollins, 30,000 shares held of record by an IRA account, 4,000 shares held of record by his spouse’s IRA account and 21,000 shares which may be acquired pursuant to the exercise of fully vested stock options.

(8)	Includes 8,000 shares held of record by the Tracy T. Rudolph 2000 Trust, of which Mr. Rudolph is the trustee and 9,854 shares held of record by the Company’s 401(k) Plan as custodian for Mr. Rudolph.

(9)	Includes 180,400 shares held of record by the Harrison Stafford Investment Partnership, of which Mr. Stafford is general partner and 3,200 shares held of record by Mr. Stafford’s wife.

(10)	Includes 820 shares held of record by the Steelhammer & Miller, P.C. 401(k) plan for the benefit of Mr. Steelhammer.

(11)	Includes 493,520 shares held of record by Dooley Investments, Ltd. of which Mr. Timanus and his wife are the general partners.

(12)	Includes 13,448 shares held of record by Mr. Zalman as custodian for his minor children.

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PERFORMANCE GRAPH

The following Performance Graph compares the cumulative total shareholder return on the Company’s Common Stock for the period beginning at the close of trading on November 12, 1998, when the Common Stock was first listed on the Nasdaq National Market, to December 31, 2002, with the cumulative total return of the S&P 500 Total Return Index and the Nasdaq Bank Index for the same period. Dividend reinvestment has been assumed. The Performance Graph assumes $100 invested on November 12, 1998 in the Company’s Common Stock, the S&P 500 Total Return Index and the Nasdaq Bank Index. The historical stock price performance for the Company’s stock shown on the graph below is not necessarily indicative of future stock performance.

Composite of Cumulative Total Return

Prosperity Bancshares, Inc., the S&P 500 Total Return Index

and the Nasdaq Bank Index

SNL Financial LC

© 2003

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s directors and executive officers and persons who own more than 10% of the outstanding Common Stock to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission (the “Commission”). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16 forms they file.

Based solely on the Company’s review of the copies of such reports furnished to it and representations from certain reporting persons that they have complied with the applicable filing requirements, the Company believes that during the year ended December 31, 2002, all Section 16(a) reporting requirements applicable to the its officers, directors and greater than 10% shareholders were complied with, except that Tracy T. Rudolph was inadvertently late in reporting one transaction on Form 4 and Perry Mueller, Jr., D.D.S. was inadvertently late in reporting one transaction by his spouse on Form 4.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

Pursuant to the recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP as the independent auditors of the books and accounts of the Company for the year ending December 31, 2003. Deloitte & Touche LLP has served as the Company’s independent audit firm continuously for nine years.

At the Meeting, the shareholders will be asked to consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting. Representatives of Deloitte & Touche LLP will be present at the Meeting, will be given an opportunity to make a statement (if they desire to do so) and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

FOR 2004 ANNUAL MEETING

In order for shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at the Company’s 2004 Annual Meeting of Shareholders and included in the Company’s proxy statement and form of proxy relating to such meeting, such proposals must be submitted to the Secretary of the Company at the Company’s principal executive offices not later than November 13, 2003. Shareholder proposals should be submitted to the Secretary of the Company at 1301 N. Mechanic, El Campo, Texas 77437.

In addition, the Company’s Amended and Restated Bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the Board of Directors to be properly made at a meeting by a shareholder, notice must be received by the Secretary of the Company at the Company’s offices not later than the close of business on the 60th day prior to the meeting. Such notice to the Company must also provide certain information set forth in the Amended and Restated Bylaws. A copy of the Amended and Restated Bylaws may be obtained upon written request to the Secretary of the Company.

ANNUAL REPORT ON FORM 10-K

The Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission, to any shareholder upon written request to James D. Rollins III, Senior Vice President, 4295 San Felipe, Houston, Texas 77027.

OTHER MATTERS

The Board of Directors does not intend to bring any other matter before the Meeting and does not know of any other matters that are to be presented for action at the Meeting. However, if any other matter does properly come before the Meeting or any adjournment thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Meeting. Regardless of whether you plan to attend the Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

By order of the Board of Directors,

Ned S. Holmes

Chairman of the Board

Prosperity Bancshares, Inc.	+

Holder Account Number

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

This proxy is solicited on behalf of the Board of Directors of the Company and will be voted FOR the following proposals unless otherwise indicated.

The Board of Directors recommends a vote FOR each of the following proposals.

A Election of Directors

1.

ELECTION OF four Class II directors to serve until the 2006 Annual Meeting of Shareholders and one Class I director to serve until the 2005 Annual Meeting of Shareholders, and each until their successors are duly elected and qualified.

Class II Nominees:	For	Withhold	Class I Nominee:	For	Withhold
01 - James A. Bouligny	☐	☐	05 - William H. Fagan, M.D.	☐	☐
02 - Charles J. Howard, M.D.	☐	☐
03 - Robert Steelhammer	☐	☐
04 - H.E. Timanus, Jr.	☐	☐

B Ratification of the Independent Auditors
		For	Against	Abstain
2.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP as the independent auditors of the books and accounts of the Company for the year ending December 31, 2003.	☐	☐	☐

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign your name exactly as it appears below. If shares are held jointly, all joint owners should sign. If shares are held by a corporation, please sign the full corporate name by the president or any other authorized corporate officer. If shares are held by a partnership, please sign the full partnership name by an authorized person. If you are signing as attorney, executor, administrator, trustee or guardian, please set forth your full title as such.

Signature 1 - Please keep signature within the box	Signature 2 -Please keep signature within the box	Date (mm/dd/yyyy)

☐☐/☐☐/☐☐☐☐

Proxy - Prosperity Bancshares, Inc.

2003 Annual Meeting of Shareholders to be held on Tuesday, April 15, 2003

This Proxy is Solicited on Behalf of the Board of Directors.

The 2003 Annual Meeting of Shareholders of Prosperity Bancshares, Inc. (the “Company”) will be held at 4295 San Felipe, Houston, Texas, on Tuesday, April 15, 2003, beginning at 10:00 a.m. (local time). The undersigned hereby acknowledges receipt of the related Notice of 2003 Annual Meeting of Shareholders and Proxy Statement dated March 14, 2003 accompanying this proxy.

The undersigned hereby appoints Ned S. Holmes and David Zalman, and each of them, his attorneys and agents, with full power of substitution, to vote as proxy all shares of Common Stock, par value $1.00 per share, of the Company owned of record by the undersigned and otherwise to act on behalf of the undersigned at the 2003 Annual Meeting of Shareholders and any adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters as may properly come before such meeting or any adjournment(s) thereof, including any matter presented by a shareholder at such meeting for which advance notice was not received by the Company in accordance with the Company’s Amended and Restated Bylaws.

This proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned’s directions set forth herein. If no direction is made, this proxy will be voted (1) FOR the election of all nominees for director named herein and (2) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors of the books and accounts of the Company for the year ending December 31, 2003.